AMENDMENT TO TRANSFER AGENT AND

SHAREHOLDER SERVICES AGREEMENT

THIS Amendment TO TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT (this “Amendment”) effective as of February 5, 2024, by and among CM Advisors Family of Funds, a limited liability company organized under the laws of the state of Delaware (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”).

WHEREAS, Ultimus and the Trust are parties to that certain Transfer Agent and Shareholder Services Agreement dated November 20, 2006, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Schedule B to the Agreement hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.       Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

CM ADVISORS FAMILY OF FUNDS By: /s/ James D. Brilliant James D. Brilliant President, CM Advisors Family of Funds	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE B

TO THE TRANSFER AGENT AND SHAREHOLDER SERVICES AGREEMENT BETWEEN

CM ADVISORS FAMILY OF FUNDS

AND

ULTIMUS FUND SOLUTIONS, LLC

DATED NOVEMBER 20, 2006

FEES AND EXPENSES

FEES:

The Trust will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Portfolio as follows:

Annual fee per shareholder account $_____

Minimum annual fee $_____ per Portfolio/class

For a Portfolio or Share Class with less than 25 shareholders, the monthly fee would be reduced to $_____ ($_____ annual fee). For a Portfolio or Share Class with less than 100 shareholders but more than 25 shareholders, the monthly fee would be reduced to $_____ ($_____ annual fee).

IRA MAINTENANCE FEES:

A $_____ annual per account maintenance fee will be charged for each IRA account held in the Portfolios.

WEB-ACCESS:

For Web Inquiry access, Ultimus charges each Portfolio an annual fee of $_____ and a one-time set up fee of $_____.

INTERACTIVE VOICE RESPONSE:

For Interactive Voice Response (“IVR”) access, Ultimus charges a one-time set up fee of $_____. Ongoing charges for IVR access are based upon usage and are charged to each Portfolio as an out-of-pocket expense.

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 4 of this Agreement.

The parties duly executed this Schedule B as of February 5, 2024.

	CM Advisors Family of Funds		Ultimus Fund Solutions, LLC
By:	/s/ James D. Brilliant	By:	/s/ Gary Tenkman
Name:	James D. Brilliant	Name:	Gary Tenkman
Title:	President, CM Advisors Family of Funds	Title:	Chief Executive Officer